Exhibit 5.1

8th July 2022

Forafric Global PLC

Madison Building

Midtown, Queensway

Gibraltar GX11 1AA

Dear Sirs,

FORAFRIC GLOBAL PLC (the “Company”)

1.	We are lawyers qualified to practise in Gibraltar and have been requested to provide an opinion to you in connection with the Registration Statement on Form F-1, filed with the Securities and Exchange Commission (the “Commission”) on 9th July 2022 under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to, among other things, the continuance of the Company in Gibraltar and the validity of the ordinary shares issued and to be issued by the Company as further described in the Registration Statement.

2.	For the purposes of this opinion we have reviewed the following:

(a)	the Companies Act 2014 of Gibraltar (the “Act”);

(b)	the Companies (Re-domiciliation) Regulations 1996 of Gibraltar (the “Redomiciliation Regulations”);

(c)	a copy of the memorandum and articles of association of the Company (the “Articles”).

(d)	a copy of the Register of Members of the Company;

(e)	the Certificate of Redomiciliation of a Company in respect of the Company, issued by the Registrar of Companies, Gibraltar on 16th May 2022 pursuant to the Redomiciliation Regulations;

(f)	the Certificate of the Incorporation of a Company on Re-Registration as a Public Limited Company in respect of the Company, issued by the Registrar of Companies, Gibraltar on 26th May 2022 pursuant to the Act;

(g)	a Contribution and Subscription Agreement dated 9th June 2022 entered into between the Company, Globis SPAC, LLC and Globis NV Merger 2 Corp;

(h)	an Assignment and Novation Agreement dated 9th June 2022 in respect of the Warrants (as defined in the Registration Statement) entered into between the Company and and Globis NV Merger 2 Corp;

(i)	Resolutions of the board of directors of the Company dated 9th June 2022 (the “Resolutions”).

3.	We have not made any investigation of and do not express any opinion as to the laws of any jurisdiction outside Gibraltar. This Opinion is given only in respect of the present laws of Gibraltar and having effect in Gibraltar and is limited to the facts and circumstances disclosed to us and subsisting at the date hereof as set out herein.

4.	Subject as hereinafter provided and to matters not disclosed to us, we are of the opinion that:

(a)	the Certificate of Redomiciliation of a Company in respect of the Company, is conclusive evidence that all of the requirements of the Redomiciliation Regulations in respect of that registration have been complied with and that the Company is a company authorised to be so registered and has been duly registered in Gibraltar on 16th May 2022;

(b)	the Certificate of the Incorporation of a Company on Re-Registration as a Public Limited Company in respect of the Company is conclusive evidence that all of the requirements of the Act in respect of that registration have been complied with and that the company has been duly registered as a public company limited by shares in Gibraltar on 26th May 2022;

(c)	That:

(i)	the Company validly exists under the laws of Gibraltar;

(ii)	the directors of the Company have the power to issue and allot ordinary shares for a period of 5 years from the adoption of the Articles and the Company has taken all corporate actions necessary to create that power;

(iii)	the actions required under Gibraltar law to approve the issuance of the issued share capital of the Company has been taken;

(iv)	the issued share capital of the Company has been issued in compliance with the requirements of Gibraltar law, the Articles, and the Resolutions;

(v)	the issued Ordinary Shares (as defined in the Registration Statement) are validly issued, fully paid and non-assessable.

(vi)	the Ordinary Shares underlying the Warrants, when issued upon exercise of the Warrants in accordance with the terms thereof, subject to the full payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

(vii)	the shareholders of the Company are not liable, solely as a result of holding Ordinary Shares, for additional assessments or calls on such Ordinary Shares by the Company or its creditors.

5.	In giving this Opinion, we have assumed without making any independent enquiry:

(a)	that all acts, conditions and things required to be done, fulfilled or undertaken under any law (including any and all authorisations and consents of any public authority of any jurisdiction), other than that of Gibraltar, have been, or will be done, fulfilled, undertaken or obtained;

(b)	the genuineness of all and any signatures and seals;

(c)	the completeness and conformity to the originals of all documents submitted to us purporting to be copies or drafts of the originals; and

(d)	that the Resolutions have not been revoked, rescinded or otherwise amended or modified.

6.	We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.

Yours faithfully

/s/ Hassans International Law Firm Limited